Exhibit 99.1

NEWS RELEASE
Nash Finch Company

NASH FINCH REPORTS FISCAL 2004 RESULTS

Refinancing Strengthens Balance Sheet

Announced Acquisition Represents $1 billion in Annual Food Distribution Sales

MINNEAPOLIS (March 2, 2005) — Nash Finch Company (NASDAQ: NAFC), a leading national food distributor, today announced that net earnings for the 52 week fiscal 2004 year were $14.9 million, or $1.18 per diluted share, as compared to $35.1 million, or $2.88 per diluted share, for the 53 week 2003 year.  Earnings from continuing operations were $14.9 million, or $1.18 per diluted share, for fiscal 2004 as compared to $34.7 million, or $2.85 per diluted share, for fiscal 2003.  Fiscal 2004 earnings from continuing operations included several events, listed on the schedule attached to this release, which had a net unfavorable impact of $24.0 million, or $1.89 per diluted share, the largest of which was a special charge of $21.0 million, or $1.66 per diluted share, involving primarily non-cash costs associated with the disposition of 21 retail stores.  Fiscal 2003 earnings from continuing operations included several events, also listed on the attached schedule, which had a net favorable impact of $4.5 million, or $0.37 per diluted share.  Total sales for fiscal 2004 were $3.9 billion versus $4.0 billion in fiscal 2003. Excluding $68.4 million of extra sales from the 53rd week, fiscal 2003 sales would have been $3.9 billion.

For the fourth quarter of 2004, total sales were $920 million compared to $1.011 billion in the prior-year period.  Excluding $68.4 million of extra sales from the additional week in the 2003 fourth quarter, fourth quarter 2003 sales would have been $942.6 million.  Net earnings were $11.2 million, or $0.87 per diluted share, for the 12 week period of 2004, compared to $13.0 million, or $1.05 per diluted share, in the year-ago period.  Fourth quarter 2004 earnings from continuing operations were $11.2 million, or $0.87 per diluted share, compared to $12.5 million, or $1.02 per diluted share, for the fourth quarter 2003.  Earnings from continuing operations for the last 12 weeks of 2004 were affected by several events, listed on the attached schedule, that had a net unfavorable impact of $0.5 million, or $0.04 per diluted share, the most significant of which was the payment of a call premium for early redemption of our 8.5% Senior Subordinated Notes and non cash charges related to the refinancing of our Senior Credit Facility.  Fourth quarter 2003 earnings from continuing operations were favorably affected by $3.8 million, or $0.31 per diluted share, resulting from a reduction in health insurance expense primarily reflecting a decision to eliminate post-retirement medical benefits for non union employees.

Food Distribution Acquisition

The Company announced on February 24, 2005 that it had signed an agreement with Roundy’s, Inc. to acquire the net assets, including customer contracts, of its wholesale food distribution divisions in Westville, Indiana and Lima, Ohio, and two retail stores in Ironton and Van Wert, Ohio, for approximately $225 million.

The Westville and Lima Divisions to be acquired represent approximately $1.0 billion in annual food distribution sales, servicing over five hundred customers, principally in Indiana, Illinois, Ohio and Michigan.  The distribution centers to be acquired fit well with the Company’s existing network and no facility closures are anticipated.  The strategically located distribution centers will allow the Company to expand merchandising programs in a variety of areas including the distribution of produce and meat, general merchandise, and health and beauty care.  The Company expects that the acquisition will result in productivity improvements and buying efficiencies, which will be realized over several years.  Examples of productivity improvements include the better balancing of transportation across the Company’s distribution network to reduce miles and equipment, enhanced warehouse capacity utilization, and the reduction of outside storage space.  The Company expects that the acquisition will be immediately accretive to earnings.  Specifically, depending on the timing and nature of its integration process, the Company believes that as a result of the acquisition operating earnings, defined as sales less cost of sales and selling, general and administrative expenses, will improve by approximately $31 to $33 million, net of implementation costs of approximately $3 million, during the twelve months following closing of the transaction.  This estimate includes a portion of the more than $8 million in annual synergies expected to be realized over several years.  The impact on earnings per share will depend upon the nature and cost of the related financing, as well as the purchase accounting allocations and related amortization.

The closing of the transaction is subject to customary conditions, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and financing.  The Company intends to finance the acquisition with borrowings under its existing bank facility and a debt or convertible debt financing.

Continued Debt Reduction

The Company announced during the fourth quarter that it had established a $300 million Senior Secured Credit Facility and completed the redemption of its 8.5% Senior Subordinated Notes Due 2008.  These strategic transactions reduced the Company’s effective interest rate.  In addition, the Credit Facility provides additional operational flexibility and the ability to prepay debt without cost.  The Company’s significant cash flow improvement resulted in a 30 percent reduction in total debt since1999 and a significantly lower leverage ratio.  At the end of fiscal 1999, the Company’s leverage ratio was 4.0 times Consolidated EBITDA(1), and it has improved to 1.9 times at the end of the fiscal year 2004.  Although the announced acquisition will increase the Company’s leverage ratio, the Company anticipates the acquisition will result in additional cash flows that will allow deleveraging over time.

Food Distribution Results

Food distribution segment sales for fiscal 2004 were $1.96 billion versus $1.92 billion in fiscal 2003, an increase of 2.1 percent.  Excluding $33.3 million of extra sales from the 53rd week, fiscal 2003 sales would have been $1.88 billion, resulting in a 4.3 percent increase in sales from fiscal 2003 to fiscal 2004.  Food Distribution segment profits were $73.6 million for fiscal 2004 versus $63.9 million last year.

In the fourth quarter of 2004, sales in the food distribution segment were $470.0 million versus $501.4 million in the year ago quarter.  Excluding $33.3 million in sales from the 53rd week, fourth quarter sales for fiscal 2003 would have been $468.1 million.  Segment profits for the current quarter were $18.7 million versus $16.6 million in the prior year period.

Military Distribution Results

Military distribution segment sales for fiscal 2004 increased to $1.12 billion compared to

(1)  Consolidated EBITDA and leverage ratio are non-GAAP financial measures that are defined and reconciled to the most directly comparable GAAP financial measures in the schedules attached to this release.

$1.09 billion for fiscal 2003, an increase of 2.8%.  Excluding $17.3 million in sales from the 53rd week, fiscal 2003 sales would have been $1.07 billion, resulting in a 4.7 percent increase in sales from fiscal 2003 to fiscal 2004.  Military segment profits were $36.3 million in 2004 versus $31.3 million in fiscal 2003.  Military sales for the fourth quarter of 2004 were $274.7 million compared to $276.4 million for the year-ago period.  Excluding $17.3 million in sales for the 53rd week, fourth quarter sales for fiscal 2003 would have been $259.1 million.  Fourth quarter segment profits were $8.6 million in both fiscal 2004 and 2003.

Retail Results

Corporate retail sales were $813.8 million in fiscal 2004 versus $966.3 million in the prior-year period.  Excluding $17.8 million in sales from the 53rd week, fiscal 2003 sales would have been $948.5 million.  For the fourth quarter 2004, corporate retail sales were $175.3 million as compared to $233.6 million in the fourth quarter of 2003.  Excluding $17.8 million in sales for the 53rd week, fourth quarter sales for fiscal 2003 would have been $215.8 million.  Same-store sales decreased 7 percent for fiscal 2004, as compared to fiscal 2003, and 6 percent for the fourth quarter of 2004, as compared to the same period in 2003.  These declines continue to reflect competitive openings that have occurred during the past year in the Company’s retail territories. Retail segment profits were $27.1 million in 2004 and $30.2 million in 2003.  Retail segment profits were $9.9 million in the fourth quarter of 2004 versus $5.8 million in the prior-year period as a result of greater control over promotional spending and expense control initiatives which offset the loss in sales.  The store count at the end of the fourth quarter of 2004 was 85 compared to 110 at the end of the fourth quarter of 2003.

Outlook

The Company estimates that its diluted earnings per share for fiscal 2005 will range between $3.40 and $3.55 before the accretive effect of the acquisition discussed above.  This compares to fiscal 2004 earnings from continuing operations of $1.18 per diluted share which included several events that had a net unfavorable impact of $24.0 million, or $1.89 per diluted share.  This outlook for fiscal 2005 assumes low single digit sales growth in our food and military food distribution segments and flat to slightly negative same store sales in our retail segment.  In addition, the Company anticipates some margin improvement across all segments as we continue to focus on productivity efficiencies.  Depreciation and amortization will be impacted by capital expenditures during fiscal 2005 of approximately $35 million. We also estimate our average interest rate to be approximately 7.0% in fiscal 2005.  Finally, the Company expects its working capital to remain relatively consistent with 2004.

A conference call to review fourth quarter results and discuss the acquisition is scheduled for 10 a.m. (CT) on March 3, 2005.  Interested participants can listen to the conference call over the Internet by logging onto the “Investor Relations” portion of Nash Finch’s website at http://www.nashfinch.com.  A replay of the webcast will be available and the transcript of the call will be archived on the “Investor Relations” portion of Nash Finch’s website under the heading “Audio Archives.”  A copy of this press release and the other financial and statistical information about the periods to be discussed in the conference call will be available at the time of the call on the “Investor Relations” portion of the Nash Finch website under the caption “Press Releases.”

Nash Finch Company is a Fortune 500 company and one of the leading food distribution companies in the United States with nearly $4 billion in annual revenues.  Nash Finch’s food distribution business serves independent retailers and military commissaries in 27 states, the District of Columbia, Europe, Cuba, Puerto Rico, Iceland, the Azores and Honduras.  The Company also owns and operates retail stores primarily in the Upper Midwest.  Further information is available on the Company’s website at www.nashfinch.com.

The statements in this release that refer to anticipated financial results, improvements, plans and developments are forward-looking statements based on current expectations and assumptions, and entail risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements.  Important factors that could cause material differences include the Company’s ability to conclude the acquisition of the two distribution centers within the expected timeframe and on favorable financing terms; the Company’s ability to successfully integrate into its business the distribution centers to be acquired; the effect of competition on the Company’s distribution and retail businesses; the Company’s ability to identify and execute plans to maximize the value of its remaining retail operations and to expand wholesale operations; general economic conditions; credit risk from financial accommodations extended to customers; the success or failure of new business ventures and initiatives; changes in consumer spending and buying patterns; risks entailed by expansion, affiliations and acquisitions; limitations on financial and operating flexibility due to debt levels and debt instrument covenants; possible changes to the military commissary system; adverse determinations or developments with respect to litigation, other legal proceedings or the SEC investigation; and other cautionary factors discussed in the Company’s periodic reports filed with the SEC.  The Company does not undertake to update forward-looking statements to reflect future events or circumstances, but investors are advised to consult future disclosures involving these topics in our periodic reports filed with the SEC.

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Contact: LeAnne Stewart, 952-844-1060

NASH FINCH COMPANY AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except per share amounts)

	Twelve Weeks Ended January 1, 2005	Thirteen Weeks Ended January 3, 2004	Fifty -Two Weeks Ended January 1, 2005	Fifty -Three Weeks Ended January 3, 2004
	(Unaudited)	(Unaudited)
Sales	$920,040	1,011,445	3,897,074	3,971,502

Cost and expenses:
Cost of sales	821,883	897,426	3,474,329	3,516,460
Selling, general and administrative	64,530	76,183	295,524	326,828
Special charges	(1,715)	—	34,779	—
Extinguishment of debt	7,204	—	7,204	—
Depreciation and amortization	8,670	10,232	40,241	42,412
Interest expense	5,007	7,032	25,798	33,869
Total cost and expenses	905,579	990,873	3,877,875	3,919,569

Earnings from continuing operations before income taxes	14,461	20,572	19,199	51,933

Income tax expense	3,274	8,023	4,322	17,254

Earnings from continuing operations	11,187	12,549	14,877	34,679

Discontinued operations:
Gain on disposition	91	678	91	678
Tax expense	36	265	36	265
Net earnings from discontinued operations	55	413	55	413

Net earnings	$11,242	12,962	14,932	35,092

Basic earnings per share:
Continuing operations	$0.89	1.03	1.20	2.87
Discontinued operations	—	0.03	—	0.03
Net earnings per share	$0.89	1.06	1.20	2.90

Diluted earnings per share:
Continuing operations	$0.87	1.02	1.18	2.85
Discontinued operations	—	0.03	—	0.03
Net earnings per share	$0.87	1.05	1.18	2.88

Cash dividends per common share	$0.135	0.09	0.54	0.36

Weighted average number of common shares outstanding and common equivalent shares outstanding:
Basic	12,621	12,192	12,450	12,082
Diluted	12,896	12,357	12,657	12,195

NASH FINCH COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except per share amounts)

	January 1, 2005	January 3, 2004
Assets
Current assets:
Cash	$5,029	12,757
Accounts and notes receivable, net	157,397	145,902
Inventories	213,343	236,289
Prepaid expenses	15,524	15,136
Deferred tax assets	9,294	5,726
Total current assets	400,587	415,810

Investments in marketable securities	1,661	20
Notes receivable, net	26,554	31,178

Property, plant and equipment:
Land	21,289	24,121
Buildings and improvements	155,906	163,693
Furniture, fixtures and equipment	300,432	328,318
Leasehold improvements	71,907	86,746
Construction in progress	1,784	1,673
Assets under capitalized leases	40,171	41,661
	591,489	646,212
Less accumulated depreciation and amortization	(377,820)	(383,861)
Net property, plant and equipment	213,669	262,351

Goodwill	147,435	149,792
Investment in direct financing leases	10,876	13,426
Deferred tax asset, net	2,560	—
Other assets	12,286	13,775
Total assets	$815,628	886,352

Liabilities and Stockholders’ Equity
Current liabilities:
Outstanding checks	$11,344	23,350
Current maturities of long-term debt and capitalized lease obligations	5,440	5,278
Accounts payable	180,359	166,742
Accrued expenses	72,200	78,768
Income taxes	10,819	10,614
Total current liabilities	280,162	284,752

Long-term debt	199,243	281,944
Capitalized lease obligations	40,360	44,639
Deferred tax liability, net	—	6,358
Other liabilities	21,935	12,202
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock - no par value Authorized 500 shares; none issued	—	—
Common stock of $1.66 2/3 par value Authorized 50,000 shares, issued 12,657 and 12,152 shares, respectively	21,096	20,255
Additional paid-in capital	34,848	27,995
Restricted stock	(224)	(475)
Common stock held in trust	(1,652)	—
Deferred compensation obligations	1,652	—
Accumulated other comprehensive income	(5,262)	(5,970)
Retained earnings	223,676	215,417
	274,134	257,222

Less cost of 11 and 35 shares of common stock in treasury, respectively	(206)	(765)
Total stockholders’ equity	273,928	256,457

Total liabilities and stockholders’ equity	$815,628	886,352

NASH FINCH COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	2004	2003
Operating activities:
Net earnings	$14,932	35,092
Adjustments to reconcile net income to net cash provided by operating activities:
Special charges - non cash portion	34,779	—
Discountinued operations	(91)	(678)
Extinguishment of debt	2,530	—
Curtailment of post retirement plan	—	(4,004)
Depreciation and amortization	40,241	42,412
Amortization of deferred financing costs	1,115	1,129
Amortization of rebatable loans	2,392	1,521
Provision for bad debts	4,220	8,707
Deferred income tax expense	(9,246)	15,480
Gain on sale of property, plant and equipment	(6,001)	(1,003)
LIFO charge (credit)	3,525	(1,120)
Asset impairments	853	2,706
Other	5,228	(832)
Changes in operating assets and liabilities, net of effects of acquisitions
Accounts and notes receivable	(11,270)	18,484
Inventories	19,421	13,145
Prepaid expenses	(388)	(2,564)
Accounts payable	13,617	(3,817)
Accrued expenses	(17,747)	(9,411)
Income taxes payable	(3,035)	541
Other assets and liabilities	6,819	(1,286)
Net cash provided by operating activities	101,894	114,502

Investing activities:
Disposal of property, plant and equipment	17,136	9,002
Additions to property, plant and equipment	(22,327)	(40,728)
Business acquired, net of cash	—	(2,054)
Loans to customers	(4,364)	(10,626)
Payments from customers on loans	2,916	7,058
Purchase of marketable securities	(2,610)	—
Sale of marketable securities	1,113	—
Other	(144)	—
Net cash used in investing activities	(8,280)	(37,348)

Financing activities:
Proceeds (payments) of revolving debt	14,674	(79,400)
Dividends paid	(6,673)	(4,320)
Proceeds from exercise of stock options	5,380	1,087
Proceeds from employee stock purchase plan	654	638
Proceeds from long-term debt	175,000	—
Payments of long-term debt	(268,047)	(7,195)
Payments of capitalized lease obligations	(2,515)	(2,900)
Decrease in outstanding checks	(12,006)	(3,726)
Premium paid for early extinguishment of debt	(4,674)	—
Other	(3,135)	—

Net cash used in financing activities	(101,342)	(95,816)
Net decrease in cash	(7,728)	(18,662)
Cash at beginning of year	12,757	31,419
Cash at end of year	$5,029	12,757

NASH FINCH COMPANY AND SUBSIDIARIES

Supplemental Data (Unaudited)

Impact on Actual Results due to Items Discussed in Press Release (In thousands, except per share amounts)

	Twelve Weeks Ended January 1, 2005		Thirteen Weeks Ended January 3, 2004
	$	EPS	$	EPS
Net earnings from continuing operations as reported	11,187	0.87	12,549	1.02

Items discussed in the press release
Call premium for early redemption of Senior Subordinated Notes (Q4 2004)	2,819	0.22	—	—
Write-off of unamortized finance costs and original issuance discount on credit facility and senior subordinated notes (Q4 2004)	1,525	0.12	—	—
Change in estimate of special charges from store dispositions (Q4 2004)	(1,312)	(0.10)	—	—
Reduction of health insurance expense (Q4 2003)	—	—	(3,790)	(0.31)
Reduction of income tax expense (Q4 2004)	(2,500)	(0.20)	—	—

	Fifty-Two Weeks Ended January 1, 2005		Fifty-Three Weeks Ended January 3, 2004
	$	EPS	$	EPS
Net earnings from continuing operations as reported	14,877	1.18	34,679	2.85

Items discussed in the press release
Call premium for early redemption of Senior Subordinated Notes (Q4 2004)	2,819	0.22	—	—
Write-off of unamortized finance costs and original issuance discount on credit facility and senior subordinated notes (Q4 2004)	1,525	0.12	—	—
Change in estimate of special charge from store dispositions (Q4 2004)	(1,312)	(0.10)	—	—
Special charges from store dispositions (Q2 2004)	22,262	1.76	—	—
Store closure cost reflected in operations (Q2 2004)	2,009	0.16	—	—
Fees paid to lenders as consideration for bond indenture and credit facility waivers (Q1 2003)	—	—	2,339	0.19
Reduction of health insurance expense (Q4 2003)	—	—	(3,790)	(0.31)
Reduction in income tax expense (Q4 2004, Q3 2004 and Q3 2003)	(3,300)	(0.27)	(3,000)	(0.25)

Other Data (In thousands)	Twelve Weeks Ended January 1, 2005	Thirteen Weeks Ended January 3, 2004	Fifty-Two Weeks Ended January 1, 2005	Fifty-Three Weeks Ended January 3, 2004

Cash from operations	$6,579	14,994	101,894	114,502
Debt to total capitalization	47%	56%	47%	56%
Total debt	$245,043	331,861	245,043	331,861
Capital spending	$7,579	15,169	22,327	40,728
Capitalization	$518,971	588,318	518,971	588,318
Stockholders’ equity	$273,928	256,457	273,928	256,457
Working Capital Ratio (a)	2.07	3.51	2.07	3.51

Non-GAAP Data
Consolidated EBITDA (b)	$36,132	31,713	127,368	123,964
Senior Secured Leverage Ratio (c)	1.45	—	1.45	—
Leverage Ratio - trailing 4 qtrs. (debt to Consolidated EBITDA) (d)	1.92	2.68	1.92	2.68
Interest Coverage Ratio - trailing 4 qtrs. (Consolidated EBITDA to interest expense) (e)	4.95	3.66	4.95	3.66

Comparable GAAP Data
Senior secured debt to earnings before income taxes (c)	9.64	—	9.64	—
Debt to earnings before income taxes (d)	12.76	6.39	12.76	6.39
Earnings before income taxes to interest expense (e)	0.74	1.53	0.74	1.53

	Required Ratio	Actual Ratio
Debt Covenants
Working Capital Ratio	1.50 (minimum)	2.07
Senior Secured Leverage Ratio	2.75 (maximum)	1.45
Leverage Ratio	3.50 (maximum)	1.92
Interest Coverage Ratio	3.50 (minimum)	4.95

(a)   Working Capital Ratio is defined as net trade accounts receivable plus inventory divided by the sum of loans and letters of credit outstanding under the new credit agreement plus certain additional secured debt.

(b)   Consolidated EBITDA, as defined in our credit agreement, is earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments and closed store lease costs), less cash payments made during the current period on non-cash charges recorded in prior periods.  Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flow or liquidity.  The amount of Consolidated EBITDA is provided as        additional information relative to compliance with our debt covenants.

(c)   Senior Secured Leverage Ratio is defined as total senior secured debt at January 1, 2005 divided by Consolidated EBITDA for the trailing four quarters.  The most comparable GAAP ratio is senior secured debt at the same date to earnings before income taxes for the respective trailing four quarters.

(d)   Leverage Ratio is defined as the Company’s end of period debt at January 1, 2005 and January 3, 2004, divided by Consolidated EBITDA for the respective four trailing quarters.  The most comparable GAAP ratio is debt at the same dates divided by earnings before income taxes for the respective four trailing quarters.

(e)   Interest Coverage Ratio is defined as the Company’s Consolidated EBITDA divided by interest expense for the four trailing quarters ending January 1, 2005 and January 3, 2004, respectively.  The most comparable GAAP ratio is earnings before income taxes divided by interest expense for the same periods.

Reconciliation of Consolidated EBITDA (in thousands)

Consolidated EBITDA is derived from the Company’s earnings before income taxes as follows:

	2004 Qtr 1	2004 Qtr 2	2004 Qtr 3	2004 Qtr 4	Rolling 4 Qtr

Earnings before income taxes	$7,757	(25,639)	22,620	14,461	19,199
Add/(deduct)
Interest expense	6,505	6,487	7,799	5,007	25,798
Depreciation and amortization	10,156	9,800	11,615	8,670	40,241
LIFO	392	783	1,043	1,307	3,525
Closed store lease costs	(129)	1,146	643	3,211	4,871
Asset Impairments	—	—	—	853	853
Gains on sale of real estate	(82)	(14)	(3,317)	(2,173)	(5,586)
Subsequent cash payments on non-cash charges	(565)	(625)	(1,633)	(693)	(3,516)
Extinguishment of debt	—	—	—	7,204	7,204
Special charges	—	36,494	—	(1,715)	34,779
Total Consolidated EBITDA	$24,034	28,432	38,770	36,132	127,368

	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Rolling 4 Qtr
Consolidated EBITDA by Segment
Food Distribution	$16,441	19,650	25,151	20,643	81,885
Military	8,579	8,988	11,340	9,029	37,936
Retail	6,743	7,414	14,515	12,678	41,350
Unallocated Corporate Overhead	(7,729)	(7,620)	(12,236)	(6,218)	(33,803)
	$24,034	28,432	38,770	36,132	127,368

	2003 Qtr 1	2003 Qtr 2	2003 Qtr 3	2003 Qtr 4	Rolling 4 Qtr

Earnings before income taxes	$5,346	11,910	14,105	20,572	51,933
Add/(deduct)
Interest expense	10,791	7,035	9,011	7,032	33,869
Depreciation and amortization	9,440	9,642	13,098	10,232	42,412
LIFO	400	400	41	(1,961)	(1,120)
Closed store lease costs	354	32	583	187	1,156
Asset Impairments	390	—	1,725	591	2,706
Gains on sale of real estate	(66)	(126)	(218)	(338)	(748)
Subsequent cash payments on non-cash charges	(532)	(508)	(602)	(598)	(2,240)
Curtailment of post retirement health care plan	—	—	—	(4,004)	(4,004)
Total Consolidated EBITDA	$26,123	28,385	37,743	31,713	123,964

	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Rolling 4 Qtr
Consolidated EBITDA by Segment
Food Distribution	$13,254	16,288	24,440	18,615	72,597
Military	7,043	7,046	9,736	8,992	32,817
Retail	10,886	13,110	13,099	9,851	46,946
Unallocated Corporate Overhead	(5,060)	(8,059)	(9,532)	(5,745)	(28,396)
	$26,123	28,385	37,743	31,713	123,964